[DPR Letterhead]


                                  May 28, 1997

Variable Insurance Funds
3435 Stelzer Road
Columbus, OH 43219-3035

Dear Sirs:

     In connection with the registration under the Securities Act of 1933 of an indefinite number of shares of beneficial interest of Variable Insurance Funds (the "Trust"), we have examined such matters as we have deemed necessary to give this opinion.

     On the basis of the foregoing, it is our opinion that the shares of the Trust have been duly authorized and, when paid for as contemplated by the Trust's Registration Statement, will be validly issued, fully paid and non-assessable by the Trust.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to all references to our firm therein.


                                             Very truly yours,



                                             /s/ Dechert Price & Rhoads